URS WellCom - Telenor's analysis August 29, 2005

Legal Matters Sources In this presentation, references to "CSFB" are to the report of Credit Suisse First Boston dated August 16, 2005 and headed "EGM did not take place due to the lack of quorum - net positive in our view" and the report of Credit Suisse First Boston dated August 4, 2005 and headed "Upcoming EGM: Incentives and potential outcomes", references to "DnB' are to the report of DnB NOR Markets dated August 2, 2005 and headed "Negative Control in VIP to be demonstrated in WellCom case", references to "Renaissance" are to the report of Renaissance Capital dated June 6, 2005 and headed "Telecom Mobile - Weak Stocks, OK Financials", references to "UBS" are to the report of UBS Brunswick dated June 28, 2005 and headed "Russian wireless operators - Alfa Group's wireless ambitions and the implications for VimpelCom", and references to "UralSib" are to the report of UralSib Financial Corporation dated July 29, 2005 and headed "To Buy or Not to Buy - Is WellCom Acquisition Justified?". The Norwegian state, which owns 54.60% of the voting shares of Telenor ASA, also owns approximately 34% of the voting shares of DnB NOR Bank ASA, the parent of DnB NOR Markets. In addition, during the 12 month period immediately prior to the date of this presentation, DnB NOR Bank and Credit Suisse First Boston have provided investment banking services to Telenor ASA and its affiliates, managed or co-managed public offerings of securities of Telenor ASA, and/or received investment banking compensation from Telenor ASA. Forward-Looking Statements This presentation contains forward-looking statements that involve risks and uncertainties. In addition, other written or oral statements which constitute forward-looking statements have been made and may in the future be made by or on behalf of Telenor ASA and its affiliates ("Telenor"). In this presentation, such forward-looking statements include, without limitation, statements relating to (1) the implementation of strategic initiatives, (2) the results or consequences of any meeting of shareholders of OAO "Vimpel-Communications" ("VimpelCom"), (3) the consequences of certain proposed transactions involving VimpelCom, (4) statements relating to VimpelCom's future business development and economic performance and (5) other statements regarding matters that are not historical facts. The words "believe", "expect", "will", "may", "could", "should", "would" and similar expressions identify certain of these forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements because actual events and results may differ materially from the expected results described by such forward-looking statements. Many factors may influence Telenor's or VimpelCom's actual results and cause them to differ materially from expected results as described in such forward-looking statements. Telenor disclaims any intention or obligation to update and revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional Information and Where to Find It Telenor has filed with the Securities and Exchange Commission (the "SEC") a statement on Schedule 13D with respect to Telenor's interest in the securities of VimpelCom and a number of amendments thereto (as so amended, the "Schedule 13D"). Investors and security holders are urged to read the Schedule 13D, as well as Telenor's and VimpelCom's respective filings on Form 20-F and Form 6-K, and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain free copies of such documents at the SEC's website (http://www.sec.gov).

Telenor supports VimpelCom's expansion in the CIS and Ukraine as long as such expansion creates value for VimpelCom's shareholders Telenor believes VimpelCom is well positioned to win selective opportunities in the CIS VimpelCom's proven Russian business model can be applied to quality CIS operators in the same way in which it has been applied to KaR-Tel, the no. 2 operator in Kazakhstan Telenor believes every acquisition must stand on its own feet Although an entry into Ukraine makes strategic sense for VimpelCom, any acquisition must also create value for VimpelCom's shareholders In Telenor's view, the proposed pre-adjustment US$206.5m purchase price for URS WellCom cannot be justified by realistic assumptions: This purchase price equates to a firm value to revenue multiple of over 57 times! Analysts from Renaissance Capital, DnB NOR and UralSib have valued URS WellCom, on a discounted cash flow (DCF) basis, at a value lower than the proposed pre- adjustment purchase price The analyst from CSFB also believes that "the best outcome for valuation purposes were if the EGM voted against the Ukrainian expansion" WellCom's limited infrastructure makes the acquisition unattractive in a market with one of the lowest GDPs per capita in Europe, where there are already five players (in four of which Alfa has an interest), in which the top two operators control 98% of all subscribers, where the penetration is expected to exceed 50% by year-end 2005 and and where incremental ARPUs are in the US$4-6 range In addition, Telenor believes a number of non-financial risk factors raise questions concerning the attractiveness of the acquisition Telenor is seeking shareholder support for a vote AGAINST the acquisition by VimpelCom of URS WellCom

URS WellCom has been an unsuccessful start-up business for several years URS WellCom's main assets are its GSM 900 and 1800 licences1 1 The ownership of the GSM 1800 licence is still uncertain URS WellCom's financial performance

Ukraine still lags well behind other emerging markets in terms of wealth Country GDP per CAPITA (US$) Stack 2 Stack 3 Stack 4 Stack 5 Stack 6 Total (invisible) Stack 7 Stack 8 Stack 9 Stack 10 Stack 11 Stack 12 Stack 13 Stack 14 Stack 15 Stack 16 EU15 31688 31688 90 Czech Republic 10450 10450 80 Hungary 10310 10310 70 Poland 6336 6336 60 Chile 6120 6120 Turkey 4050 4050 Russia 4040 4040 Argentina 3958 3958 Romania 3290 3290 Bulgaria 3120 3120 Ukraine 1380 1380 Pakistan 617 617 Source: EIU 2004 GDP per capita (US$) >< 31,688

The Ukrainian mobile market is highly competitive, with three national players and two challengers, including URS WellCom The top two operators in Ukraine control almost 98% of the market DCC, the no. 3 operator in Ukraine, is backed by Turkcell, and has almost completed the development of its national network at an est. cost of approx. US$700m URS WellCom is one of two challengers Alfa has an interest in four out of the five operators in Ukraine *Source: EMC UMC Kyivstar DCC Golden Telecom URS WellCom Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 2000 52.7 35.1 4.7 4.5 3.1 2001 45.3 47.9 3.4 2 1.5 2002 45.8 50 2.2 1.1 1 2003 51.2 46.4 1.3 0.6 0.6 2004 53.4 45.3 0.6 0.4 0.4 2005 49.7 48.8 0.9 0.3 0.3 Ukrainian market share development* UMC Kyivstar DCC Golden Telecom WellCom Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 2000A 4.7 4.5 3.1 2001A 3.4 2 1.5 2002A 2.2 1.1 1 2003A 1.3 0.6 0.6 2004A 0.6 0.4 0.4 2005A H1 0.9 0.3 0.3 Ownership

Telenor's overview of fourth entrant mobile network operators

Comments*

- Only nine countries have experienced a fourth mobile network investment
- Out of the nine examples, only the following three operators have reached cash flow break-even:
  - tele.ring Austria—niche market positioning with 81% post-paid customer base and ARPU of c.€40[1]
  - T-Mobile UK—start-up when penetration was below 10% (not really a fourth entrant), regulatory environment open to competition
  - O2 Germany—start-up when penetration was below 20%, just reached break-even in the largest market in Western Europe after six years of operation
- Max EBITDA margin of 23.4% experienced by T-Mobile UK
- Despite several years of operation and good GDP, profitability and penetration in the nine markets, no other fourth entrant operator has delivered positive returns

CommentsBenchmarking of forth entrant experiences (2004)

Country	Pop (mm)	GDP per capita at PPP (US$)	Market ARPU 4Q2004	Asset	Status	Years since launch	Penetration at launch	Penetration 2004YE	Market share	Q4 2004 EBITDA	Market EBITDA margin FY2004	Cash Flow generation
Argentina	39	12,960	15	CTI Movil	Operating	6	12.0%	39.2%	27.7%	Neg.	9.6%	Neg.
Austria	8	30,630	28	tele.ring	Operating	4	75.3%	95.5%	11.3%	18.6%	26.6%	Pos.
Chile	15	11,720	15	Smartcom	Operating	4	23.3%	62.0%	16.1%	N/A	31.5%	Neg.
Denmark	5	31,100	34	Telia Denmark	Acquired No. 3	7	27.4%	95.1%	22.2%	2.4%	14.6%	Neg.
Germany	83	27,230	20	O2	Operating	6	16.9%	85.7%	10.4%	18.4%	39.3%	Break-even
Italy	58	26,980	22	Blu	Bankrupt	2	68.0%	92.2%	3.6%	Neg.	45.4%	Neg.
Netherlands	16	30,130	24	T-Mobile	Operating	6	21.7%	93.0%	14.1%	15.4%	27.8%	N/A
Pakistan	154	2,230	12	Ufone (PTML)	Operating	1	0.2%	5.3%	10.0%	Neg.	44.0%	Neg.
UK	60	30,400	42	T-Mobile	Operating	11	9.9%	99.5%	25.3%	23.4%	30.0%	Pos.
Ukraine	47	6,380	12	WellCom	Operating	4	0.3%	27.2%	0.4%	Neg.	56.3%	Neg.

*Source: Company information and broker reports.
Note: Analysis does not include US and Hong Kong.
[1] Recently sold to no.2 Austrian T-Mobile

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Based on broker estimates, URS WellCom may reasonably achieve 12% market share at best Ukraine is rapidly approaching penetration greater than 50% by year-end 2005 Given low GDP per capita, the Ukrainian market is expected to mature over the next two years Given its fourth entrant status, URS WellCom is expected to achieve a market share of approximately 12% Benchmarked against other brokers' estimates, UBS is an outlier, with more than 16% terminal market share for URS WellCom 2005 2006 2007 2008 2009 2010 DnB 0.027 0.032 0.065 0.075 0.092 0.12 UBS 0.011 0.046 0.089 0.127 0.145 0.152 Renaissance 0.02 0.06 0.09 0.1 0.1 0.1 Uralsib 0.04 0.07 0.1 0.1 0.1 0.1 Tnor 0.01 0.06 0.08 0.09 0.11 0.12 Renaissance Uralsib UBS DnB Line 5 Line 6 Line 7 Line 8 Line 9 Line 10 Line 11 Line 12 Line 13 Line 14 Line 15 Line 16 2004A 0.272 0.272 0.272 2005E 0.52 0.532 0.55 0.535 2006E 0.7 0.674 0.85 0.7 2007E 0.8 0.78 0.88 0.75 *Source: Broker reports *Source: Broker reports Analysts' estimates of Ukraine penetration development* Analysts' estimates for URS WellCom market share development*

Telenor believes current ARPUs in US$4-6 range for incremental customers are a challenge for all operators in Ukraine URS WellCom's ARPU in 2003 and 2004 was US$7.6 and US$6.9, respectively Telenor anticipates a significant decline in URS WellCom's ARPU as penetration in Ukraine increases Several newcomers increase price pressure Price competition is main differentiating factor for newcomers with lower quality networks High ARPU customers are already taken and costly to acquire As penetration matures, ARPU has fallen significantly in other markets Low GDP/population ratio in Ukraine Russia's GDP is approx. three times greater than Ukraine's 2005 2006 2007 2008 2009 2010 DnB 6.5 5.8 5.5 6.1 6.4 6.7 UBS 9 6.8 6.1 6.1 6.1 6.3 Renaissance 6.2 5.5 5 4.8 4.8 4.9 Uralsib 5.5 5 4.8 5.2 5.6 6 Tnor 7 5.2 4.7 4.9 5.2 5.3 *Source: Broker reports Issues Analysts' estimates of URS WellCom ARPU development*

In Telenor's view, URS WellCom's EBITDA margin is unlikely to exceed 25-30% even in the long-term Key considerations for Ukrainian market: Costly to attract customers under fierce competition Two overwhelmingly strong operators Pressure on margins when market matures Benchmarks for EBITDA vs. market share support an estimated EBITDA margin for URS WellCom of at best 30% 0.426 0.463 0.404 0.45 0.17 0.35 0.462 0.388 0.339 0.339 0.372 0.43 0.305 0.32 0.323 0.338 0.357 0.455 0.346 0.424 0.534 0.532 0.453 0.594 0.004 0.301 Series 1 Series 2 Labels (not for graphing) Series 3 Series 4 Series 5 Series 6 Series 7 Series 8 Series 9 Series 10 Series 11 Series 12 Series 13 Series 14 Series 15 Series 16 Series 17 0.378 0.46 Company A 0.385 0.398 Company B 0.133 0.258 Company C 0.104 0.176 Company D 0.416 0.538 Company E 0.482 0.514 Company F 0.477 0.457 Company G 0.355 0.418 Company H 0.283 0.355 Highlight (JPMorgan blue) 0.253 0.313 0.245 0.331 0.348 0.36 0.21 0.244 0.376 0.398 0.21 0.287 0.229 0.323 0.229 0.296 0.191 0.269 2005 2006 2007 2008 2009 2010 DnB 0 0.083 0.174 0.268 0.271 0.291 UBS 0.2 -0.05 0.15 0.25 0.35 0.4 Renaissance 0.4 0.4 0.42 0.44 0.448 0.449 Uralsib -0.15 -0.1 0.25 0.35 0.4 0.42 Telenor -0.001 0.013 0.211 0.256 0.243 0.262 *Source: Broker reports *Source: Broker reports *Source: Broker reports Emerging markets* Western Europe* Analysts' estimates of URS WellCom's EBITDA margin development*

Telenor believes URS WellCom's network rollout will require significant investment The two leading Ukrainian operators are far ahead of URS WellCom with respect to their capital expenditures - by year-end 2005, their aggregate capital expenditure will be between US$1.5-2.0bn each A minimum network roll-out for URS WellCom can only support a price leader position, which is not the position that VimpelCom is targeting Telenor estimates that URS WellCom would need to spend between US$800m and US$1bn to build a network on par with the market leaders

Telenor believes the US$206.5m pre-adjustment purchase price for URS WellCom cannot be justified In Telenor's view: Ukrainian mobile penetration will reach 90% by 2010 Ukrainian mobile penetration is estimated to be greater than 50%1 by year-end 2005 Given the low GDP per capita (USD1,3802) in Ukraine, the market is expected to mature in the next two years URS WellCom's market share is unlikely to exceed 12% The five operator Ukrainian mobile market is highly competitive, with the top two operators controlling 98%2 of the market and the third (DCC backed by Turkcell) having almost completed its national network roll-out URS WellCom's marginal ARPU is estimated to be approx. US$5 A significant decline in URS WellCom's ARPU from the current US$6-7 is expected, as several new operators in Ukraine begin to compete for the remaining customers Anticipated decline in URS WellCom's ARPU is supported by ARPU trends in Ukraine and penetration vs. ARPU benchmarking from other markets High ARPU customers in Ukraine are already taken and are costly to acquire URS WellCom's EBITDA margin is unlikely to exceed 25-30% in the long term This estimate takes into account the experience from other markets, in particular, the relationship between market share and EBITDA margin (25-30%) of third and fourth entrant operators This estimate reflects an opex/customer ratio equal to that of Kyivstar, which is a highly optimistic assumption for a fourth operator Substantially higher capex would be required (US$800m -US$1bn) to create a network on par with other Ukrainian competitors Accumulated capex/customer ratio of approx. US$100, as assumed in the UBS report, is an optimistic assumption for a newcomer like URS WellCom Such minimum roll-out can only support a price leader position, which is not the position that VimpelCom is targeting 1 Source: based on broker consensus (DnBNOR, Renaissance, UBS, and URALSIB) 2 Source: EIU 2004

The majority of analysts who have valued URS WellCom believe the acquisition of URS WellCom will harm shareholder value in VimpelCom Comments from broker reports Comments from broker reports: CSFB 04/08/2005: "We think the best outcome for valuation purposes were if the EGM voted against the Ukrainian expansion" CSFB 16/08/2005: "We did not think that the EGM would matter significantly and our preferred option was to "no" vote on the Ukrainian expansion at this EGM, and we think that yesterday's outcome is a net positive development" DnB NOR Markets 02/08/2005: "The "independent" valuations cited by Alfa rely on long- term margins without parallels in real-world 3rd operator cases" Renaissance 06/06/2005: "The US$7 ARPU assumption for the Ukrainian market, with which VimpelCom justified its case to acquire Wellcom, is high. [...] There is a chance that VimpelCom could waste its resources (if not financial, at least human and other) as the board has the ultimate say if it will ever be allowed to exercise the buy option" URALSIB 29/07/2005: "The US$206.5mm price of the deal gives the acquisition almost of zero value for VimpelCom"

Telenor's plans for future value creation and growth of VimpelCom

In Telenor's view:

- **The highest priority for VimpelCom should be to maximise value creation in Russia**
  - Success for VimpelCom in Russia means capturing more than its fair share of the remaining revenue growth, and as the market starts maturing Vimpelcom must continue attracting, developing and retaining the best customers. Further, Vimpelcom needs to achieve operational excellence in both network and market operations. This includes providing segmented market offerings, professional customer lifecycle management and handling the emergence of new technologies.
  - As long as Telenor is a shareholder in VimpelCom, Telenor will continue providing a competitive advantage to VimpelCom by using its global industrial expertise to share and develop best practices and successful concepts.
- **In parallel, Telenor believes VimpelCom should continue making selective, value-enhancing acquisitions in the CIS, where there are still a number of attractive opportunities**
  - Examples include Uzbekistan, Belarussia, Azerbaijan and smaller CIS countries
  - Within this geographical area, Telenor believes VimpelCom has a competitive advantage
- **In principle, Telenor supports a transaction involving VimpelCom and Kyivstar, as long as such transaction occurs at the right time and under the right conditions.**







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